Exhibit 10(c)

Amended and Restated

Protective Life Corporation

Excess Benefit Plan

        This Excess Benefit Plan was adopted by the Company for the purpose of providing benefits to certain employees of the Company and its subsidiaries in excess of the limitations imposed by Section 415 of the Code on the funded Pension Plan which the Company maintains.

        1.   Definitions. Each of the following words and phrases as used herein shall have the meanings set forth in this Section 1. Any term which is not defined in this Section 1 but which is used in the Plan and which is defined in the Pension Plan shall have the meaning set forth therein. Where necessary or appropriate to the meaning hereof, the singular to include the plural, and the plural to include the singular.

(a)	The “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any provision of the Code shall include such provision and any comparable provision or provisions of any legislation that amends or supersedes such provision.

(b)	The “Company” means Protective Life Corporation, a Delaware corporation.

(c)	The “Committee” means the Compensation Committee of the Company's Board of Directors.

(d)	“ERISA” means the Employee Retirement Income Security Act of 1974.

(e)	The “Limitations” mean the limitations set forth in Section 415 of the Code with respect to benefits payable under the Pension Plan and Section 401 (a)(17) of the Code with respect to compensation included for purposes of benefit determination under the Pension Plan. References to the Limitations include any cost of living adjustments made by the Secretary of the Treasury pursuant to Sections 415(d) and 401(a)(17) of the Code.

(f)	An "Excess Benefit" means a benefit provided under the Plan to a Participant or his or her Beneficiary.

(g)	A “Participant” under this Plan means an employee of the Company or its subsidiaries who is a participant in the Pension Plan and whose benefits under the Pension Plan are reduced by application of the Limitations, provided, however that with respect to a participant in the Pension Plan who retired or whose employment with the Company or its subsidiaries otherwise terminated prior to January 1, 2000, a participant shall be limited to a participant in the Pension Plan who has been notified in writing by the Committee that he or she is covered under this Plan.

(h)	The “Plan” means the Excess Benefit Plan established by the Company effective September 1, 1984, and amended and restated as of January 1, 1987 and further amended and restated as of January 1, 1989 and March 6, 2000.

(i)	The “Pension Plan” means the Protective Life Corporation Pension Plan, as amended from time to time.

        2.   Purpose. The Plan is intended to be an “excess benefit plan” within the meaning of Section 3(36) of ERISA, and any regulations issued thereunder, and to pay Excess Benefits to Participants. The Plan also is intended to be “unfunded” within the meaning of Section 4(b)(5) of ERISA, and any regulations issued thereunder. Thus, Excess Benefits will not and may not be funded in any respect, and the payment thereof shall be made at the appropriate time or times from the general assets of the Company. Should any provision of the Plan be inconsistent with the Code or any regulations issued thereunder, or with any provision of law, regulation, ruling or decision governing the status of the Plan or the Pension Plan, the Company shall take whatever steps are necessary to conform it to the applicable authority.

        3.   Normal Retirement. If a Participant retires at or after his or her Normal Retirement Date in accordance with the Pension Plan, he or she shall be entitled to an Excess Benefit equal to (i) the amount of his or her normal retirement benefit under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, without regard to the Limitations, reduced by (ii) the amount of the normal retirement benefit which the Participant is entitled to received under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, after application of the Limitations.

        4.   Early Retirement. If a participant retires prior to his or her Normal Retirement Date in accordance with the provisions of the Pension Plan, the Participant shall be entitled to an Excess Benefit equal to (i) the amount of his or her early retirement benefit under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, without regard to the Limitations, reduced by (ii) the amount of the early retirement benefit which the Participant is entitled to receive under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, after application of the Limitations.

        5.   Disability Retirement. If a Participant becomes totally and permanently disabled in accordance with the Pension Plan, he or she shall be entitled to an Excess Benefit equal to (i) the amount of his or her disability benefit under the Pension Plan without regard to the Limitations, reduced by (ii) the amount of the disability benefit which the Participant is entitled to received under the Pension Plan, after application of the Limitations.

        6.   Death. If a Participant’s surviving spouse becomes eligible at any time to receive a death benefit payable prior to the commencement of the Participant’s retirement benefit under the Pension Plan, the surviving spouse shall be entitled to an Excess Benefit equal to (i) the amount of the death benefit which the surviving spouse is entitled to receive under the Pension Plan without regard to the Limitations, reduced by (ii) the amount of the death benefit which the surviving spouse is entitled to receive under the Pension Plan, after application of the Limitations.

        7.   Termination of Employment. If a Participant is eligible to receive a deferred vested retirement benefit under the Pension Plan, he or she shall be entitled to an Excess Benefit equal to (i) the amount of his or her deferred vested retirement benefit under the Pension Plan, based upon the Participant’s election as to the form of benefit payment without regard to the Limitations, reduced by (ii) the amount of the deferred vested retirement benefit which the Participant is entitled to receive under the Pension Plan, based upon the Participant’s election as to the form of benefit payment, after application of the Limitations.

        8.   Benefit Payments. Except as otherwise specifically provided herein, the payment of a benefit to which a Participant or Beneficiary shall be entitled under this Plan shall be made in the same manner and subject to the same conditions as is the benefit under the Pension Plan.

        9.   Single Sum Provisions. Notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment terminated for any reason, including Normal Retirement, and the present value of the Excess Benefit payable to the Participant or the Participant’s spouse under this Plan is less than $50,000, the Company may, in its sole discretion, elect to distribute the present value of the Excess Benefit in a single sum payment. In the event the Company elects to distribute the Excess Benefit in a single sum payment such payment shall be made as soon as practicable following the Participant’s termination of employment (or where the Participant has died, the date on which the Company received written notice of the Participant’s death). Any such payment shall be in full satisfaction of the Company’s obligations under the Plan.

        10.   Administration. Notwithstanding the incorporation of various provision of the Pension Plan into this Plan, all matters pertaining to benefit payments, options and elections hereunder shall be administered by the Committee, which shall have the sole authority to interpret and act on behalf of the Company hereunder.

        11.   Amendment or Termination. The Plan may be amended or terminated at any time by the Company with respect to any or all Participants by written instrument executed with the same formality as the Plan, provided that no such amendment or termination shall impair the benefits a Participant has accrued under the Plan prior to such amendment or termination.

        12.   Governing Law. Except as provided under federal law, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

        13.   Non-Alienation of Benefits. Except as provided by law, no benefit which shall be payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance or charge by a Participant or his Beneficiary or anyone claiming under or through either of them.

        IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Amended and Restated Protective Life Corporation Excess Benefit Plan this 6th day of March, 2000, to be effective as of January 1, 2000.

ATTEST:	PROTECTIVE LIFE CORPORATION
/s/Deborah J. Long	/s/Drayton Nabers, Jr.
Its Secretary	Its Chairman and CEO